Exhibit 99.1
For further information contact:
David Carey
Lazar Partners Ltd.
212-867-1768
dcarey@lazarpartners.com
Electro-Optical Sciences Announces $11.8 Million
Registered Direct Offering
IRVINGTON, NY, July 31, 2008 — Electro-Optical Sciences, Inc. (“EOS”) (NASDAQ: MELA), a medical device company focused on the design and development of MelaFind®, a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma, today announced that it has entered into agreements with a select group of accredited investors to sell 2,088,451 shares of common stock at a purchase price of $5.68 per share in a registered direct offering, which represents a discount of 8.50% from the closing price of $6.21 per share on July 30, 2008. The transaction is expected to close on or about August 5, 2008, subject to customary closing conditions.
The offering will result in gross proceeds of approximately $11.8 million to EOS, before deducting placement agent fees and estimated offering expenses. EOS intends to use the net proceeds from the sale of the shares to fund continued development of MelaFind, to fund pre-commercialization activities for MelaFind, and for general corporate purposes, including working capital.
All of the shares of common stock are being offered pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) on July 7, 2008.
Needham & Company, LLC acted as the sole placement agent for the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in this offering. There shall not be any sale of these securities in any jurisdiction in which such offering would be unlawful. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus and accompanying base prospectus can be obtained at the SEC’s website at http://www.sec.gov or from EOS by writing or calling EOS at 3 West Main Street, Suite 201, Irvington, NY 10533, (914) 591-3783.
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About Electro-Optical Sciences
EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind features a hand-held imaging device that emits light of multiple wavelengths to capture images of suspicious pigmented skin lesions and extract data. Using sophisticated algorithms, the data are then analyzed against a proprietary database of melanomas and benign lesions in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.
Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit www.eosciences.com.